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                                                                    EXHIBIT 11.1

                 STEVENS INTERNATIONAL, INC. AND SUBSIDIARIES
              COMPUTATIONS OF NET INCOME (LOSS) PER COMMON SHARE
                                  (UNAUDITED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



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                                      THREE MONTHS ENDED  NINE MONTHS ENDED
                                        SEPTEMBER 30,       SEPTEMBER 30,
                                       1996      1997      1996      1997
                                      -------   -------   -------   -------
Primary and fully diluted:

Weighted average shares outstanding.. 9,451 9,451 9,451 9,451 Assumed exercise of Series A and B stock options
  (Treasury stock method)............      --        --        --        --
                                      -------   -------   -------   -------
Total common share equivalents.......   9,451     9,451     9,451     9,451
                                      =======   =======   =======   =======

Net income (loss).................... $(4,067)  $(1,956)  $(8,893)  $(8,360)
                                      =======   =======   =======   =======

Per share amounts -- Primary and
 fully diluted:


Net income (loss).................... $ (0.43)  $ (0.20)  $ (0.94)  $ (0.88)
                                      =======   =======   =======   =======
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